Exhibit (a)(5)(B)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made only by the Offer to Purchase, dated April 4, 2007, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser (as defined below) by Goldman, Sachs & Co. (the “Dealer Manager”) or one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

Notice of Offer to Purchase for Cash

All of the Outstanding Shares of Common Stock

of

Global Imaging Systems, Inc.

at

$29.00 Net Per Share

by

RG Acquisition I Corp.

a Wholly Owned Subsidiary

of

Xerox Corporation

RG Acquisition I Corp., a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of Xerox Corporation, a New York corporation (“Xerox”), offers to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Global Imaging Systems, Inc., a Delaware corporation (the “Company”), at a price of $29.00 per Share, net to the seller in cash (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 4, 2007 (the “Offer to Purchase”), and in the related Letter of Transmittal (such offer, the “Offer”).

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, MAY 8, 2007, UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of April 1, 2007 (the “Merger Agreement”), by and among Xerox, the Purchaser and the Company. The Offer is conditioned upon (i) the satisfaction of the Minimum Condition (as defined below) and (ii) the expiration or termination of any applicable waiting period or the obtainment of any approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or other applicable foreign statutes or regulations.

The term “Minimum Condition” is defined in Section 15 (“Certain Conditions of the Offer”) of the Offer to Purchase and generally requires that the number of Shares which have been validly tendered and not withdrawn prior to the expiration of the Offer, when added to any Shares already owned by Xerox or any of its controlled subsidiaries, represent at least a majority of the total number of outstanding Shares (determined on a fully diluted basis after giving effect to the conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof). The Offer is also subject to other important conditions as set forth in the Offer to Purchase.

The Merger Agreement provides, among other things, that subject to certain conditions, the Purchaser will be merged with and into the Company with the Company continuing as the surviving corporation, wholly owned by Xerox. Pursuant to the Merger Agreement, at the effective time of the Merger (as defined below) (the “Effective Time”), each Share outstanding immediately prior to the Effective Time (other than (i) Shares owned by Company, Xerox or the Purchaser, which will be cancelled and retired and shall cease to exist and (ii) Shares owned by the Company’s stockholders who perfect their appraisal rights under the General Corporation Law of the State of Delaware (the “DGCL”)), will be converted into the right to receive $29.00 or any greater per Share price paid in the Offer in cash.

The Board of Directors of the Company (i) determined that the Merger Agreement, the Offer and the Merger are advisable, and in the best interests of Company and its stockholders, (ii) approved the Offer and the merger of the Purchaser with and into Company, with Company as the surviving corporation (the “Merger”) in accordance with the DGCL, (iii) approved the Merger Agreement and (iv) recommended that Company’s stockholders accept the Offer, tender their Shares into the Offer, and, if required by applicable law, adopt the Merger Agreement.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to The Bank of New York (the “Depositary”) of the Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares or confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal.

The term “Expiration Date” means 12:00 midnight, New York City time, on Tuesday, May 8, 2007 (which is the end of the day on May 8, 2007), unless the Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open, in which event the term “Expiration Date” means the latest time and date at which the Offer, as so extended, expires.

The Merger Agreement provides that, so long as neither Company nor Xerox terminates the Merger Agreement in accordance with its terms, the Purchaser may (but is not required to) (i) extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or the staff thereof applicable to the Offer, (ii) extend the Offer from time to time if on any then scheduled Expiration Date of the Offer any of the conditions to the Purchaser’s obligation to accept for payment and pay for the Shares are not satisfied or waived and (iii) provide a subsequent offering period in accordance with Rule 14d-11 under the Securities Exchange Act of 1934 (the “Exchange Act”). In addition, so long as neither Company nor Xerox terminates the Merger Agreement in accordance with its terms, (i) if the waiting period under the HSR Act or under any applicable foreign statutes or regulations applicable to the Offer or the Merger shall have not expired or been terminated on any then scheduled Expiration Date of the Offer, the Purchaser must extend the Offer from time to time until the expiration or termination under the HSR Act or any other material applicable foreign statutes or regulations and (ii) if certain of the conditions to the Purchaser’s obligation to accept for payment and pay for the Shares are not satisfied or, in the Purchaser’s sole discretion, waived on any then scheduled Expiration Date of the Offer, the Purchaser must extend the Offer from time to time in consecutive increments of up to 5 business days each until the time such condition or conditions are satisfied or waived.

Any extension, delay, termination, waiver or amendment to the Offer will be followed as promptly as practicable by a public announcement. Such announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder’s Shares except during the subsequent offering period. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after June 3, 2007. If the initial offering period has expired and the Purchaser elects to provide a subsequent offering period, Shares tendered during the subsequent offering period may not be withdrawn. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share certificates, the serial numbers shown on such Share certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding on all parties.

The information required to be disclosed by Paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference. The Company has provided the Purchaser with the Company’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Banks and Brokerage Firms, Please Call:

(212) 269-5550

Stockholders and All Others Call Toll-Free

(888) 605-1958

The Dealer Manager for the Offer is:

Goldman, Sachs & Co.

85 Broad Street

New York, New York 10004

(212) 902-1000 (Call Collect)

(800) 323-5678 (Call Toll-Free)

April 4, 2007

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